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                                                                     EXHIBIT 8.1
                                                                     -----------


                                   OPINION OF
                            KUNZMAN & BOLLINGER, INC.
                                      AS TO
                                   TAX MATTERS

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                            KUNZMAN & BOLLINGER, INC.
                                ATTORNEYS-AT-LAW
                          5100 N. BROOKLINE, SUITE 600
                          OKLAHOMA CITY, OKLAHOMA 73112

                            Telephone (405) 942-3501
                               Fax (405) 942-3527
                                                                     Exhibit 8.1


                                December 15, 2004


LEAF Financial Corporation
1845 Walnut Street, 10th Floor
Philadelphia, Pennsylvania 19103

      RE: Lease Equity Appreciation Fund II, L.P. - Tax Opinion

Gentlemen:

LIMITATIONS ON USE OF TAX OPINION. LEAF Financial Corporation, the General Partner of Lease Equity Appreciation Fund II, L.P. (the "Partnership"), has retained us, Kunzman & Bollinger, Inc., as special counsel to assist in the organization and documentation of its public offering of Units in the Partnership to prospective Limited Partners and to provide this tax opinion letter for use in the Offering. Our compensation arrangement with the General Partner is not contingent on all or any part of the intended tax benefits from an investment in the Partnership ultimately being sustained if challenged by the IRS, we have no compensation arrangement with any person other than the General Partner in connection with the Offering, and we have no referral agreement with anyone in connection with the Offering. With regard to the tax consequences to the Limited Partners of an investment in the Partnership, under the Internal Revenue Code (the "Code") and proposed Treasury Regulations their use of this tax opinion letter is subject to the limitations set forth below.

            o With respect to any material federal tax issue on which we have issued a "more likely than not" or more favorable opinion in this letter, our opinion may not be sufficient for the Limited Partners to use for the purpose of avoiding penalties relating to any substantial understatement of income tax under ss.6662(d) of the Code.

            o We have not issued a "more likely than not" or more favorable opinion with respect to several material federal tax issues discussed below. Thus, with respect to those material federal tax issues, this letter was not written, and cannot be used by the Limited Partners, for the purpose of avoiding penalties relating to any substantial understatement of income tax under ss.6662(d) of the Code.

            o Because we have entered into the compensation arrangement with the General Partner to provide certain legal services to the Partnership discussed above, this letter was not written, and cannot be used by the Limited Partners, for the purpose of avoiding penalties relating to any reportable transaction understatement of income tax under ss.6662A of the Code.

THE LIMITATIONS SET FORTH ABOVE ON THE LIMITED PARTNERS' USE OF THIS LETTER APPLY ONLY FOR FEDERAL TAX PURPOSES. THEY DO NOT APPLY TO THE LIMITED PARTNERS' RIGHT TO RELY ON THIS LETTER AND THE DISCUSSION IN THE "FEDERAL INCOME TAX CONSIDERATIONS" SECTION OF THE PROSPECTUS UNDER THE FEDERAL SECURITIES LAWS.

Prospective Limited Partners are urged to seek advice from their own tax advisor(s) with respect to the material federal tax issues of an investment in the Partnership based on their individual circumstances.

INTRODUCTION. LEAF Financial Corporation, the General Partner, has requested our opinions on the material federal income tax issues pertaining to Lease Equity Appreciation Fund II, L.P., a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act to acquire essential use business equipment and lease the equipment to selected lessees, acquire the equipment subject to existing leases, and provide secured loans to end users to



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LEAF Financial Corporation
December 15, 2004
Page 2

finance their purchase of the Equipment. We have acted as special Counsel to the Partnership with respect to the offering of Units in the Partnership as discussed above. Capitalized terms used and not otherwise defined in this letter have the respective meanings assigned to them in the form of Amended and Restated Agreement of Limited Partnership for the Partnership (the "Partnership Agreement") included as Appendix A to the Prospectus.

BASIS FOR OPINIONS, GENERAL PARTNER'S REPRESENTATIONS, AND ADDITIONAL ASSUMPTIONS. Our opinions and the "Summary Discussion of the Material Federal Income Tax Consequences of an Investment in the Partnership" section of this letter are based in part on our review of:

            o the Registration Statement on Form S-1 for the Partnership filed with the SEC, as amended, including the Prospectus, the form of Origination & Servicing Agreement included as an exhibit to the Registration Statement, and the Partnership Agreement;

            o other records, certificates, agreements, instruments and documents as we deemed relevant and necessary to review as a basis for our opinions; and

            o current provisions of the Code, existing, temporary and proposed Treasury Regulations, the legislative history of the Code, existing IRS administrative rulings and practices, and judicial decisions. Future changes in existing law, which may take effect retroactively, may cause the actual tax consequences of an investment in the Partnership to vary substantially from those set forth in this letter, and could render our opinions inapplicable.

In addition, many of the material federal income tax consequences of an investment in the Partnership depend in part on determinations which are inherently factual in nature. Thus, our opinions are based in part on the statements made in the Prospectus by the Partnership and the General Partner concerning the Partnership and its proposed activities, including forward-looking statements. See the "Forward-Looking Statements and Associated Risks" section of the Prospectus. In addition, in rendering our opinions we have inquired as to all relevant facts and have obtained from the General Partner certain representations relating to the Partnership and its proposed activities which we have found to be reasonable and have assumed to be true for purposes of our opinions. Based on the foregoing, we are satisfied that our opinions take into account all relevant facts, and that the material facts (including our factual assumptions and the General Partner's representations) are accurately and completely described in this letter and, where appropriate, in the Prospectus. Any material inaccuracy the Prospectus or in the General Partner's representations may render our opinions inapplicable.

In giving our opinions, we have assumed that:

            o any amount borrowed by a Limited Partner to purchase Units will not be borrowed from a person who has an interest in the Partnership, other than as a creditor, or from a related person to a person, other than the Limited Partner, who has such an interest in the Partnership, and the Limited Partner will be severally, primarily, and personally liable for the borrowed amount; and

            o no Limited Partner will be protected from loss for amounts contributed to the Partnership through nonrecourse financing, guarantees, stop loss agreements or other similar arrangements.

SCOPE OF REVIEW AND DEFINITION OF "MATERIAL" TAX ISSUE. We have considered the provisions of 31 CFR, Part 10, ss.10.33 (Treasury Department Circular No. 230) on tax law opinions. We believe that this letter and, where appropriate, the Prospectus fully and fairly address all material federal tax issues associated with an investment in the Partnership by a typical Limited Partner. In this regard, the General Partner has represented that a typical Limited Partner in the Partnership will be a natural person who purchases Units in this Offering and is a U.S. citizen. For this purpose, we consider a material federal tax issue to be any federal tax issue for which the IRS has a reasonable basis for a successful challenge and the resolution of which:

            o could have a significant impact, whether beneficial or adverse and under any reasonably foreseeable circumstance, on the federal tax treatment of a Limited Partner's allocable share of any Partnership item of Income, gain, Loss, deduction, or credit; the existence or absence of a taxable transfer of Partnership property; or the value of Partnership property;
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LEAF Financial Corporation
December 15, 2004
Page 3

            o could shelter from federal income taxes a significant portion of a Limited Partner's income from sources other than the Partnership by providing the Limited Partner with deductions in excess of the Limited Partner's share of the Partnership's income in any year; or

            o could reasonably affect the potential applicability of tax penalties against the Limited Partners.

Also, in ascertaining that all material federal income tax issues have been considered, evaluating the merits of those issues and evaluating whether the federal tax treatment set forth in our opinions is the proper tax treatment, we have not taken into account the possibility that a tax return will not be audited, that an issue will not be raised on audit, or that an issue will be settled.

OPINIONS. Although our opinions express what we believe a court would probably conclude if presented with the applicable issues, our opinions are only predictions, and are not guarantees, of the outcome of the particular tax issues being addressed. The IRS could challenge our opinions and interpretations, and the challenge could be sustained in the courts and cause adverse tax consequences to the Limited Partners. Taxpayers bear the burden of proof to support claimed deductions, and our opinions are not binding on the IRS or the courts. Subject to the foregoing, in our opinion the following tax treatment with respect to a typical Limited Partner is the proper tax treatment and will be upheld on the merits if challenged by the IRS and litigated:

         (1) The Partnership will be classified as a partnership for federal income tax purposes, and not as a corporation.

         (2) The Partnership will not be treated as a publicly traded partnership under the Code, based in part on the General Partner's representation that, as required under Section 13.2(c) of the Partnership Agreement, the General Partner will not permit the Assignment of any interest in a Unit unless the Assignment is within one or more of the secondary market safe harbor provisions of Treas. Reg. ss.1.7704-1.

         (3) Generally, the passive activity rules under ss.469 of the Code will apply to a Limited Partner's investment in the Partnership. Thus, the Limited Partner's share of the Partnership's net Income or net Loss in any of the Partnership's taxable years generally will be characterized as passive activity Income or Loss. However, a Limited Partner's share of the Partnership's Income or gain attributable to investments of its working capital and reserves generally will be characterized as portfolio income, which may not be offset by passive activity losses. Due to the inherently factual nature of the determination, we are unable to express an opinion as to whether a Limited Partner's share of the Partnership's Income and expenses (including interest) allocable to its Secured Loans should properly be characterized as passive or as portfolio, or whether a portion of the Partnership's gross Income related to its Secured Loans will be treated as not from a passive activity.

         (4) Each Limited Partner's initial tax basis in his or her Units will be the purchase price of the Units.

         (5) Each Limited Partner's initial "at risk" amount in the Partnership will be the purchase price of his or her Units.

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December 15, 2004
Page 4

         (6) Assuming the effect of the allocations of Income, gain, Loss and deduction, or items thereof, set forth in the Partnership Agreement is substantial in light of a Limited Partner's tax attributes that are unrelated to the Partnership, the allocations will have "substantial economic effect" and will govern each Limited Partner's share of those items to the extent the allocations do not cause or increase deficit balances in the Limited Partners' Capital Accounts.

         (7) The Partnership will possess the requisite profit motive under the Code, and the anti-abuse rule in Treas. Reg. ss.1.701-2 and potentially relevant judicial doctrines will not have a material adverse effect on the tax consequences of an investment in the Partnership by a typical Limited Partner as described in our opinions. These opinions are based in part on the abilities and experience of the General Partner's management (see the "Management" section of the Prospectus) and the General Partner's representations, including that the Partnership's principal purpose is to conduct its business as described in the Prospectus, and in particular in the "Investment Objectives and Strategies" section of the Prospectus, on a profitable basis, apart from tax benefits, which is supported by Appendix B to the Prospectus.

         (8) The federal income tax benefits, in the aggregate, which are a significant feature of an investment in the Partnership by a typical original Limited Partner will be realized as contemplated by the Prospectus. This opinion is based in part on our conclusion that substantially more than half of the material federal income tax benefits, in terms of their financial impact on a typical Limited Partner, will be realized if challenged by the IRS. The discussion in the Prospectus under the captions "Risk Factors" and "Federal Income Tax Considerations," insofar as they contain statements of federal income tax law, are correct in all material respects.

              SUMMARY DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX
                CONSEQUENCES OF AN INVESTMENT IN THE PARTNERSHIP


IN GENERAL. The following is a summary of all of the material federal income tax consequences of the purchase, ownership and disposition of the Partnership's Units which will apply to typical Limited Partners. Except as otherwise noted below, however, different tax considerations may apply to certain Limited Partners, such as insurance companies, tax-exempt organizations, corporations, estates, trusts, partnerships, persons or entities who are not citizens or residents of the United States, and other prospective Limited Partners which are subject to special treatment under the Code or are not treated as typical Limited Partners for federal income tax purposes. Also, the proper treatment of the tax attributes of the Partnership by a typical Limited Partner on his or her individual federal income tax return may vary from that by another typical Limited Partner. This is because the practical utility of the tax aspects of any investment depends largely on each Limited Partner's particular income tax position in the year in which items of income, gain, loss, deduction or credit are properly taken into account in computing his or her federal income tax liability. In addition, the IRS may challenge the deductions claimed by the Partnership or a Limited Partner, or the taxable year in which the deductions are claimed, and no guaranty can be given that the challenge would not be upheld if litigated. Thus, each prospective Limited Partner is urged to seek qualified, professional assistance in evaluating the potential tax consequences to him or her of an investment in the Partnership with specific reference to the Limited Partner's own tax situation.

CLASSIFICATION AS A PARTNERSHIP. The General Partner has represented that the Partnership Agreement will be duly executed and recorded in all places required under the Delaware Revised Uniform Limited Partnership Act and any other applicable limited partnership act. Also, the Partnership will operate its business as described in the Prospectus and in accordance with the terms of the Partnership Agreement, the Delaware Revised Uniform Limited Partnership Act, and any other applicable limited partnership act. The General Partner has further represented that the Partnership will have a calendar year taxable year and use the accrual method of accounting for federal income tax purposes. Because the Partnership was formed as a Limited Partnership, under current Treasury Regulations it will automatically be treated as a partnership for federal income tax purposes unless it elects to be taxed as a corporation, which the General Partner has represented the Partnership will not do, or the Partnership is


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LEAF Financial Corporation
December 15, 2004
Page 5

deemed to be a publicly traded partnership. A publicly traded partnership is a partnership whose interests are traded on an established securities market or that are readily tradable on either a secondary market or the substantial equivalent of a secondary market. If the publicly traded partnership derives less than 90% of its gross income from certain passive sources such as interest and dividends, rents from real property and gains from the sale of real property, the publicly traded partnership will be taxed as a corporation. Since the Partnership will derive less than 90% of its gross income from those sources of income, the Units must not be "publicly traded" as defined by the Code or the Partnership will be taxed as a corporation.

In this regard, the General Partner has represented that the Partnership's Units will not be listed for trading in any securities market, exchange or interdealer quotation system. Therefore, the Partnership will be a publicly traded partnership only if the Units become readily tradable on a secondary securities market or on the substantial equivalent of a secondary market. The Units will not become readily tradable merely because the Partnership may provide information to the Limited Partners regarding other Limited Partners' desires to buy or sell Units or occasionally arrange transfers between the Limited Partners.

In addition, there are "safe harbors" under Treas. Reg. ss.1.7704-1 whereby certain transfers are not counted as trading on a secondary market or the substantial equivalent of a secondary market. These include the following:

         o PRIVATE TRANSFERS. Private transfers are disregarded in determining whether the Units are publicly-traded. Private transfers include, but are not limited to the following:

            o  transfers at death;

            o  transfers between family members; and

            o  transfers from qualified retirement plans and IRA's.

         o QUALIFIED MATCHING SERVICES. Transfers of Units made through a qualified matching service are not counted. A matching service qualifies for this exclusion if it satisfies all seven of the following:

            o It consists of a system that lists customers' bid and ask quotes in order to match sellers and buyers.

            o Deals occur either by matching the list of interested buyers to interested sellers or by bidding on listed interests.

            o Sellers cannot enter into a binding agreement to sell their interests until at least 15 days after information regarding their offer is made available to potential buyers.

            o The closing of the sale does not occur until at least 45 days after information regarding the offer is made available to potential buyers.

            o The matching service displays only quotes that express interest in trading without a price, or non-firm price quotes, and does not display quotes at which any person is committed to buy or sell at the quoted price.

            o The seller's information is removed from the matching service within 120 days after the posting and, if removed for any reason other than a sale, no offer to sell from that seller is entered into the matching service for at least 60 days.


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            o  The total percentage interests in the Partnership's capital or profits transferred during the tax year, other than through private transfers, does not exceed 10% of the total interests in the Partnership's capital or profits.

            The Partnership, the General Partner, and their Affiliates will not sponsor or operate (either formally or informally) a qualified matching service for the Units. See the "Summary of the Offering - Risk Factors" section of the Prospectus.

         o LACK OF ACTUAL TRADING. In addition, the Partnership will not be treated as a publicly traded partnership under the regulations if the total of all of the Partnership's Units transferred during any taxable year, other than private transfers and transfers through a qualified matching service, as described above, do not represent more than 2% of the total interests in the Partnership's capital or profits in that taxable year.

Under the regulations, Units redeemed by a partnership under a qualified redemption agreement also will not count against the 2% limitation. A redemption agreement will be a qualified redemption agreement if:

         o the redemption agreement provides that the redemption cannot occur until at least 60 calendar days after the partner notifies the partnership in writing of the partner's intention to exercise the redemption right;

         o  either-

            o the redemption agreement requires that the redemption price not be established until at least 60 calendar days after receipt of that notice by the partnership; or

            o the redemption price is established not more than four times during the partnership's taxable year; and

         o the sum of the percentage interests in partnership capital or profits transferred during the taxable year of the partnership (other than in private transfers) does not exceed 10% of the total interests in partnership capital or profits.

The Redemption provisions in Section 13.5 of the Partnership Agreement, however, have not been structured to meet the requirements of a qualified redemption plan under Treas. Reg. ss.1.7704-1. Therefore, any Units Redeemed by the Partnership must be counted within the 2% limitation in the Partnership's taxable year in which the Redemption is made. In accordance with Section 13.2(c) of the Partnership Agreement, the General Partner has represented that it will refuse to permit the transfer of any Units in any taxable year that would exceed the 2% limitation, unless the Assignment is a private transfer or is made pursuant to a qualified matching service as described above.

As noted previously, if the Partnership were a publicly traded partnership, it would be taxed as a corporation. The major consequences of corporate tax treatment would be that the Partnership's Losses would not be passed through to its Partners and its Income would be subject to corporate income tax. This would substantially and adversely affect the Limited Partners' after-tax return on their investment in the Partnership. Furthermore, the IRS would treat a change in tax status from a partnership to a publicly traded partnership taxable as a corporation as an exchange that would give rise to tax liabilities for the Limited Partners if the Partnership's debt exceeded the tax basis of its assets at the time of the change in tax status, even though the Limited Partners likely would not receive cash distributions from the Partnership to cover those tax liabilities.

FLOW THROUGH OF TAXABLE INCOME. The Partnership will not pay any federal income tax. Instead, the Limited Partners will be required to report on their personal income tax returns their respective share of the Partnership's Income, gains, Losses and deductions without regard to whether the Partnership makes cash distributions to them. Consequently, the Partnership may allocate Income to the Limited Partners even though it does not distribute any cash to the Limited

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Partners. Each Limited Partner will be required to take into account his or her share of the Partnership's Income, gain, Loss and deduction for the Partnership's taxable year ending with or within his or her taxable year, whether or not the Limited Partner receives any commensurate cash distributions from the Partnership.

TREATMENT OF DISTRIBUTIONS. The Partnership's cash distributions to a Limited Partner generally will not be taxable for federal income tax purposes. To the extent that they exceed the amount of the Limited Partner's tax basis in his or her Units immediately before the distribution, however, the excess distributions generally will be considered to be gain from the sale or exchange of the Units, and will be taxable under the rules described in " - Sale or Other Disposition of Units," below. Also, any reduction in a Limited Partner's share of the Partnership's liabilities for which no Partner, including the General Partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to the Limited Partner. To the extent the Partnership's distributions cause a Limited Partner's "at risk" amount to be less than zero at the end of any taxable year, the Limited Partner will be required to recapture as income any losses deducted in previous years. When the Partnership issues additional Units to new Limited Partners, a Limited Partner's percentage interest in the Partnership will decrease, which will result in a corresponding decrease in the Limited Partner's share of the Partnership's nonrecourse liabilities. A decrease in a Limited Partner's share of the Partnership's nonrecourse liabilities will be deemed to be a distribution of cash to the Limited Partner, which may be taxable as described above. Also, a non-pro rata distribution of money or property to a Limited Partner may result in ordinary income to the Limited Partner, regardless of the Limited Partner's tax basis in his or her Units, if the distribution reduces the Limited Partner's share of the Partnership's "unrealized receivables," including depreciation recapture, or substantially appreciated "inventory items." These terms are defined in Section 751 of the Code, and are known as "Section 751 assets." To that extent, a Limited Partner will be treated as having been distributed his or her proportionate share of the Partnership's Section 751 assets and having exchanged those assets with the Partnership in return for the non-pro rata portion of the actual distribution made to the Limited Partner. This last deemed exchange generally will result in the Limited Partner's realization of ordinary income under Section 751(b) of the Code. That ordinary income will equal the excess of:

         o  the non-pro rata portion of that distribution; over

         o the Limited Partner's tax basis for the share of Section 751 assets deemed relinquished in the exchange.

BASIS OF UNITS LIMITATION ON DEDUCTIONS. The deduction by a Limited Partner of his or her share of the Partnership's losses will be limited to the Limited Partner's tax basis in his or her Units. A Limited Partner's initial tax basis for his or her Units will be the amount the Limited Partner paid for the Units. A Limited Partner's basis in his or her Units will be increased by his or her share of the Partnership's Income, his or her share of the Partnership's nonrecourse liabilities, and by any increases of the Partnership's nonrecourse liabilities. A Limited Partner's basis in his or her Units will be decreased, but not below zero, by the Partnership's distributions to him or her, by his or her share of the Partnership's Losses, by any decreases in his or her share of the Partnership's nonrecourse liabilities and by his or her share of the Partnership's expenditures that are not deductible in computing taxable income and are not required to be capitalized. A Limited Partner's basis in his or her Units will not be increased or decreased by any debt of the Partnership which is with recourse to the General Partner. On the taxable disposition of a Unit, any gain recognized by a Limited Partner may not be offset by Losses suspended by the basis limitation. Also, a Limited Partner may not use any Loss above the gain previously suspended by the at-risk or basis limitations.

"AT RISK" LIMITATION ON DEDUCTIONS. A Limited Partner's ability to deduct his or her share of the Partnership's Losses generally will be limited to the amount for which the Limited Partner is "at risk" with respect to the Partnership's activities, if that is less than the Limited Partner's tax basis in his or her Units. In general, a Limited Partner will be at risk to the extent of the tax basis of his or her Units, excluding any portion of that basis attributable to his or her share of the Partnership's nonrecourse liabilities, reduced by any amount of money borrowed to acquire or hold his or her Units, if the lender of those borrowed funds owns an interest in the Partnership, is related to the Limited Partner or can look only to the Units for repayment. A Limited Partner's at risk amount will increase or decrease as the tax basis of the Limited Partner's Units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his or her share of the

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Page 8

Partnership's nonrecourse liabilities. Also, a Limited Partner is not at risk for amounts contributed to the Partnership if those amounts are protected from loss through nonrecourse financing, guarantees, stop loss agreements or other similar arrangements.


A Limited Partner must recapture losses deducted in previous years to the extent that distributions cause his or her at risk amount to be less than zero at the end of any taxable year. Losses disallowed or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the Limited Partner's tax basis or at risk amount, whichever is the limiting factor, subsequently increases. Also, a Limited Partner may not use any Loss above the gain previously suspended by the at risk or basis limitations.

PASSIVE ACTIVITY LOSS LIMITATION ON DEDUCTIONS. The passive activity rules allow taxpayers to deduct their passive activity losses only against their passive activity income. Therefore, taxpayers generally will be required to segregate income and loss into three categories:

         o active trade or business income or loss, such as ordinary income from salary and other types of compensation for personal services;

         o  passive activity income or loss; and

         o portfolio income or loss, which generally consists of interest, dividends and royalties, unless earned in the ordinary course of a trade or business; and gain or loss not derived in the ordinary course of a trade or business on the sale of property that generates portfolio income or is held for investment.

The passive activity rules apply to individuals, estates, trusts, personal service corporations and some closely-held corporations, including S corporations.

A passive activity is one that involves the conduct of a trade or business in which the taxpayer does not materially participate. The IRS, however, generally considers rental activities passive whether or not the taxpayer materially participates in the activity. Furthermore, the IRS generally considers the status of Limited Partners to be passive with respect to a partnership's activities. Accordingly, the Partnership's Limited Partners generally must treat their share of the Partnership's Income or Losses as passive income or loss. A Limited Partner, however, may receive some portfolio income or loss from the Partnership. For example, interest earned on the Partnership's funds pending their investment in Equipment would be portfolio income, and the Partnership's interest income and expenses (including interest) which are allocable to the Partnership's Secured Loans may be treated as portfolio income and expenses. On the other hand, if the Partnership is found to be in the trade or business of lending money the interest income and expenses (including interest) allocable to the Partnership's Secured Loans might properly be treated as passive income and expenses rather than portfolio income and expenses. Finally, if, as a result of making the Secured Loans, the Partnership is deemed to be conducting an activity that is involved in the trade or business of lending money, and the average outstanding balance of its liabilities in that activity is less than 80% of the average outstanding balance of its interest-bearing assets in that activity for the year, then a portion of each Limited Partner's share of the Partnership's gross income from that activity may be treated under Temporary Treas. Reg. ss.1.469-2T(f)(4) as not from a passive activity, which means it cannot be offset by passive deductions and losses, including the Partnership's. Whether the Partnership will be deemed to be in the trade or business of lending money and, if so, whether any portion of the Partnership's gross Income will be treated as not from a passive activity, will depend on the actual facts and circumstances of the Partnership's Secured Loan transactions in the future, such as: the terms and provisions of the Secured Loan contracts; the number of Secured Loans the Partnership provides; the amount of money the Partnership borrows to fund the Secured Loans; the frequency of the Secured Loan transactions, etc. Due to the inherently factual nature of these determinations, we cannot express an opinion as to whether the Partnership's Income and expenses (including interest) with regard to its Secured Loans should properly be characterized as passive or as portfolio, or whether a portion of the Partnership's gross Income related to its Secured Loans will be treated as not from a passive activity.
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Limited partners can deduct passive losses against passive income to reduce their overall income tax liability; but they cannot offset active, or non-passive, income or portfolio income with passive losses. Thus, a Limited Partner's ability to use his or her allocable share of the Partnership's passive Losses will be limited by the amount of his or her passive income in any given tax year. If a Limited Partner's share of the Partnership's passive Losses is greater than his or her passive income from all sources, the Limited Partner will have a suspended loss. This means that the Limited Partner cannot deduct the loss in the year he or she incurred it. A Limited Partner can, however, carry the suspended loss forward indefinitely to offset any passive activity income he or she derives in future years, whether from the Partnership or from another passive activity. Also, any suspended Losses generally may be deducted against non-passive income if a Limited Partner sells all of his or her Units to a third-party in a taxable transaction. Finally, passive Income from the Partnership can be used to absorb losses from other passive activities, subject to the rules regarding publicly traded partnerships as summarized below.

Losses from a publicly traded partnership that is taxed as a partnership are treated as passive activity losses that may only be used to offset income subsequently generated by the same publicly traded partnership. The IRS generally treats income from a publicly traded partnership as portfolio income, unless it is used to offset previous losses from the same publicly traded partnership. The Partnership has been structured to avoid being classified as a publicly traded partnership; however, these rules mean that the Partnership's Income or Losses may not be used to offset any losses or income the Limited Partners may derive from any other partnership which is classified as a publicly traded partnership.

LIMITATIONS ON INTEREST DEDUCTIONS. The amount of a non-corporate taxpayer's investment interest deduction is generally limited to the amount of the taxpayer's net investment income. In this regard, investment interest does not include any interest which is taken into account under ss.469 of the Code in computing income or loss from a passive activity. Thus, a Limited Partner's share of the Partnership's passive interest expense which is used to compute the Partnership's net passive Income or Loss will not be limited by the investment interest limitation. However, a Limited Partner's share of the Partnership's portfolio Income will be treated as investment income. Portfolio income generally includes interest, dividends and royalties. Investment interest that is subject to this deduction limitation is interest on indebtedness properly allocable to property held for investment, which includes the Partnership's interest expense allocable to property that produces portfolio income. See "- Passive Activity Loss Limitation on Deductions," above, however, for a discussion of the characterization of the Partnership's interest expense allocable to the Partnership's secured loan transactions as either passive interest or portfolio interest.

Interest paid by the Partnership probably will be treated as passive activity interest, except to the extent it is allocable to the Partnership's working capital and reserves, and possibly its secured loans as discussed above, as would a Limited Partner's interest expense if the Limited Partner borrows money to purchase his or her Units. Also, the Partnership may enter into transactions involving the prepayment of interest or the payment of points, commitment fees, and loan origination or brokerage fees. In general, prepaid interest, points, and similar costs cannot be deducted currently, but must be capitalized and amortized over the life of the related loan.

PARTNERSHIP INCOME TAX WITHHOLDING. If the Partnership is required or elects under applicable law to pay any federal, state or local income tax on behalf of any Limited Partner, the General Partner or any former Limited Partner, the Partnership is authorized under the Partnership Agreement to pay those taxes from Partnership funds. That payment, if made, will be treated as a distribution of cash to the person on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, the Partnership is authorized under the Partnership Agreement to treat the payment as a distribution to all of the Partnership's current Limited Partners and the General Partner. These payments by the Partnership could result in an overpayment of tax on behalf of a Limited Partner, in which event he or she could file a claim for a credit or refund.

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KUNZMAN & BOLLINGER, INC.

LEAF Financial Corporation
December 15, 2004
Page 10

DEDUCTIONS FOR ORGANIZATION AND OFFERING EXPENSES; START-UP COSTS; BUSINESS EXPENSES. The Partnership cannot deduct the costs of organizing the Partnership as a Limited Partnership and selling the Units, as well as other start-up costs, in the year it incurs them; instead, the Partnership must capitalize them. The Partnership may amortize its organization expenses and start-up costs over a 180-month period. The Partnership can deduct syndication expenses, if at all, only on its liquidation, and then only as a capital loss. Syndication expenses include brokerage fees such as the Dealer-Manager Fees and Sales Commissions for this Offering, registration and filing fees with the SEC and each state in which Units are offered, the Partnership's legal fees for securities and tax advice concerning the Prospectus, accounting fees for the preparation of information to be included in the offering materials, printing and reproduction costs and other selling or promotional expenses. The proper classification of a portion of these expenses may not be clear, and it is possible that the IRS may seek to recharacterize a portion of the organization costs as non-amortizable syndication costs. Since the determination of this issue is inherently factual and the nature of the expenses that might be at issue is not currently known, we cannot express any opinion on this issue. Also, the General Partner has represented that, based on the experience and knowledge of industry practices of its management, the amounts that the Partnership will pay the General Partner and its Affiliates under the Partnership Agreement for services rendered by them to the Partnership, or on the Partnership's behalf, are reasonable amounts that ordinarily would be paid for similar services in similar transactions between persons having no affiliation and dealing with each other "at arms' length."

TAX TREATMENT OF LEASES. A Limited Partner's depreciation and cost recovery deductions with respect to any item of the Partnership's Equipment depends, in part, on the tax classification of the rental agreement under which it is leased. These deductions are available only if the rental agreement is a true lease, meaning that the Partnership retains ownership of the equipment. Depreciation and cost recovery deductions are not available if the transaction is classified as a sale, or as a financing or refinancing arrangement, where ownership shifts to a purchaser.

Whether the Partnership is the owner of any particular item of equipment, and whether a Lease is a true lease for federal income tax purposes, depends on both factual and legal considerations. The IRS has published guidelines on the tax treatment of leveraged leases. These guidelines do not purport to be substantive rules of law and are not supposed to be applied in audit contexts, although they have been in a number of instances. Whether any Lease will meet the relevant requirements to be characterized as a true lease, and whether the Partnership will be treated for tax purposes as the owner of each item of Equipment it acquires, will depend on the specific facts in each case. Since these facts cannot now be determined with regard to Leases that will be entered into in the future, we cannot render an opinion on this issue. See "- Limitations on Use of Tax Opinion," above.

Both the lessor and the lessee in a deferred rental agreement must annually accrue the rent and interest. A deferred rental agreement is a lease of tangible property for more than $250,000 that either provides for increasing rental payments or provides that some rent for the use of the property in a calendar year is payable after the close of the following calendar year. In general, the amount of rent that must be allocated to a tax year will be determined by the terms of the lease. If the Partnership enters into a transaction that meets the definition of a deferred rental agreement, it will result in the Partnership's recognition of income before it receives the corresponding cash.

On a limited basis the Partnership may finance the end users' acquisition of the equipment by providing a Secured Loan, and the Partnership will have no depreciation or cost recovery deductions with respect to the Equipment involved in those transactions. Whether or not the Partnership will be deemed to be in the trade or business of lending money, and whether or not the Partnership's Income and expenses (including interest) allocable to those loans ultimately will be treated as passive or as portfolio under the passive activity rules, or a portion of the Partnership's gross Income treated as not from a passive activity, are inherently factual determinations on which we cannot render an opinion. See "- Limitations on Use of Tax Opinion," and "- Passive Activity Loss Limitation on Deductions," above.

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KUNZMAN & BOLLINGER, INC.

LEAF Financial Corporation
December 15, 2004
Page 11

DEPRECIATION. The Partnership will be entitled to depreciation deductions under ss.168 of the Code on Equipment as to which it is determined to be the owner for federal income tax purposes. Generally, the Partnership expects to be eligible to claim depreciation deductions on Equipment subject to its Operating Leases, but not on Equipment subject to its Full-Payout Leases or its Secured Loans. The Partnership's depreciable Equipment generally will have either three, five or seven year cost recovery periods under the Code, during which time the cost of the Equipment to the Partnership can be recovered through depreciation deductions. The amount deductible in each year may be calculated using the 200% declining-balance depreciation method, switching to the straight-line method at a time that maximizes the deduction. A taxpayer may, however, choose to use the straight-line method of depreciation for the entire recovery period.

The Partnership will allocate all or a portion of the Acquisition Fees it pays for the selection and purchase of its Equipment to the cost basis of the Equipment. The IRS may not agree that cost recovery deductions calculated on a cost basis that includes Acquisition Fees are properly allowable. The IRS might assert that the Acquisition Fees are attributable to items other than the Equipment, or are not subject to cost recovery at all. If the IRS were successful in making that claim, the cost recovery deductions available to the Partnership would be reduced accordingly. Because the determination of this issue depends on the magnitude and type of services performed for the Acquisition Fees, which are presently undeterminable and may vary for each piece of Equipment acquired by the Partnership, we are unable to render an opinion about whether the total amount of the Partnership's cost recovery deductions would be upheld if challenged by the IRS. See "- Limitations on Use of Tax Opinion," above.

The Partnership may lease Equipment to "tax-exempt" entities which term, for this purpose, generally includes governmental bodies and tax-exempt governmental instrumentalities, tax-exempt organizations, foreign persons and entities, and some international organizations. If it does, the Partnership must use the straight-line depreciation method for the Equipment, which is then called "tax-exempt use property" under ss.168 of the Code for depreciation purposes. The depreciation period is the longer of:

         o the Equipment's asset depreciation range class life, which generally is longer than the three, five and seven year cost recovery periods discussed above; or

         o 125% of the term of the Lease, including all options to renew as well as some successor Leases.

In addition, if the sum of the Partnership's aggregate deductions (other than interest) directly allocable to tax-exempt use property, plus its aggregate deductions for interest expense properly allocable to the property, exceed its aggregate income from the property, then the excess deductions are not allowed, subject to certain exceptions, and must be carried forward to the next tax year. I.R.C. ss.470.

Also, if any of the Partnership's Limited Partners are tax-exempt entities, including, in addition to those listed above, employee benefit plans such as qualified pension and profit sharing plans, or Keogh plans and IRAs, their proportionate share of the Partnership's Equipment is treated as tax-exempt use property, which will affect the Partnership's depreciation deductions as described above with respect to all of the Partnership's Partners, unless the Partnership's tax-exempt Limited Partners are subject to federal unrelated business income tax on their share of the Partnership's taxable income. In this regard, taxable income from the Partnership will probably be treated as unrelated business taxable income in the hands of employee benefit plans and other tax-exempt investors. See "- Federal Taxation of Employee Benefit Plans and Other Tax-Exempt Organizations," below. Also, the Partnership's taxable income will be treated as United States source business income in the hands of foreign Limited Partners for which no exemption is available. See "- Federal Tax


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KUNZMAN & BOLLINGER, INC.

LEAF Financial Corporation
December 15, 2004
Page 12

Treatment of Foreign Investors." below. In addition, any adjustments in the Partnership's depreciation deductions because the Partnership has tax-exempt Limited Partners and a portion of the Partnership's property is, therefore, treated as tax-exempt use property, will be specially allocated under the Partnership Agreement to those tax-exempt Limited Partners. Finally, the General Partner has represented that it will ensure that qualified plans, IRAs, and certain other employee benefit plan investors at all times own less than 25% of the total number of the Partnership's outstanding Units. This, in turn, will limit the amount of the Partnership's property that could be treated as tax-exempt use property because of participation in the Partnership by tax-exempt Limited Partners. See the "Investment by Qualified Plans - Plan Assets" section of the Prospectus. For these reasons, the General Partner anticipates that any sale of Units to tax-exempt Limited Partners will have no adverse effect on the depreciation deductions of Limited Partners which are not tax-exempt entities.

In addition, the General Partner has represented that, although the Partnership does not currently anticipate leasing Equipment for use predominantly outside the United States, it is possible it may do so in the future. If it does, the Partnership must use the straight line method of depreciation over a period corresponding to the Equipment's asset depreciation range class life, which generally is longer than the three, five and seven year cost recovery periods discussed above.

SALE OR OTHER DISPOSITION OF PARTNERSHIP PROPERTY. Because the income tax rates for noncorporate taxpayers on ordinary income generally are much higher than the income tax rates on capital gains, the Code has many rules classifying income as either ordinary income or capital gains, and distinguishing between long-term and short-term capital gains and losses. The distinction between ordinary income and capital gains is relevant for other purposes as well. For example, there are limits on the amount of capital losses that an individual may offset against ordinary income.

On a sale or other taxable disposition of any of the Partnership's assets, the Partnership will realize a gain or loss equal to the difference between its basis in the asset at the time of disposition and the price it receives for it. Also, any foreclosure on assets the Partnership has pledged as collateral for its borrowings would be considered a taxable disposition of the pledged assets by the Partnership. The Partnership would realize gain on the foreclosure to the extent the face amount of the debt being discharged was greater than its tax basis in those assets, even though the Partnership would receive no cash. Any capital gain that the Partnership may realize on the disposition of its assets will be subject to recapture rules which may cause a portion or all of the gain to be treated as ordinary income as discussed below.

Before any gain that the Partnership may realize on the sale of an asset can be treated as capital gain, the asset must be a capital asset in the Partnership's hands. In this regard, capital assets do not include property held by a taxpayer primarily for sale to customers in the ordinary course of its business. The Partnership expects to acquire and dispose of many assets many times throughout its term. Whether the Partnership can treat any gains on these sales as capital gains will depend on the facts and circumstances at the time of each sale. Because this is an inherently factual determination which depends, in part, on how many times the Partnership sells its Equipment investments, we are unable to express an opinion on this issue. Even if the Equipment sold was a capital asset in the hands of the Partnership, because Equipment is tangible personal property, on its sale or other taxable disposition all depreciation deductions the Partnership previously has taken will be recaptured to the extent of any realized gain. Recapture means that the previous depreciation deductions are reversed by treating any gain from the sale of the Equipment that otherwise would be capital gain as ordinary income. Recapture cannot be avoided by holding


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KUNZMAN & BOLLINGER, INC.

LEAF Financial Corporation
December 15, 2004
Page 13

the Equipment for any specified period of time. In addition, if the Partnership sells property on an installment basis, it must recognize all depreciation recapture income at the time of sale, even though it receives the payments in later taxable years. Also, certain gains and losses are grouped together under the Code to determine their tax treatment. For example, the gains on the sale or exchange of some assets, including equipment used in a trade or business and held for more than one year, are added to the gains from some compulsory or involuntary conversions. If these gains exceed the losses from the sales, exchanges, and conversions of the Equipment, the excess gains will be taxed as capital gains, subject to the general rules of depreciation recapture described above and a special recapture rule described below. If the losses exceed the gains, however, the excess losses will be treated as ordinary losses. Under a special recapture rule, any net gain will be treated as ordinary income rather than as capital gain if the taxpayer has non-recaptured net losses from the five preceding taxable years. Based on the intended activities of the Partnership and the recapture rules discussed above, a potential Limited Partner should anticipate that substantially all, if not all, of any gain the Partnership realizes on the sale or other taxable disposition of its Equipment will be treated as ordinary income for income tax purposes, rather than capital gain.

SALE OR OTHER DISPOSITION OF UNITS. A Limited Partner's gain or loss on the sale of the Limited Partner's Units will equal the difference between the amount the Limited Partner realizes from the sale and the Limited Partner's adjusted tax basis in the Units sold. The amount realized from a sale includes the cash or other consideration received from the purchaser, as well as the Limited Partner's share of the Partnership's nonrecourse liabilities. This gain or loss, except as noted below, will be taxed as either long-term or short-term capital gain or loss, depending on how long the Limited Partner has held his or her Units, assuming that the Units qualify as capital assets in the Limited Partner's hands. Because the Code deems the amount realized from the sale to include the Limited Partner's share of the Partnership's nonrecourse liabilities, the gain a Limited Partner may realize on a sale of his or her Units could result in a tax liability to the Limited Partner in excess of any cash the Limited Partner receives from the sale.

Also, the portion of a Limited Partner's gain, if any, attributable to the Partnership's Section 751 assets, which includes inventory and unrealized receivables, will be treated as ordinary income, rather than capital gain.
Section 751 assets include assets that are subject to recapture of depreciation deductions, determined as if the Limited Partner's proportionate share of the Partnership's properties is sold at the time the Limited Partner sells his or her Units. Thus, a substantial portion, if not most, of any gain on the sale of a Limited Partner's Units may be treated as ordinary income depending primarily on how long the Limited Partner has held his or her Units and the amount of depreciation deductions the Limited Partner has claimed.

Each Limited Partner must promptly notify the Partnership of any sale or exchange of the Limited Partner's Units. Once the Partnership is notified, it is required to inform the IRS, the buyer and the Limited Partner of the fair market value of the allocable share of the Partnership's unrealized receivables and appreciated inventory attributable to the Units sold or exchanged. The Partnership's written report to the Limited Partner and the buyer must be made by January 31 following the calendar year of sale. If a Limited Partner fails to notify the Partnership of the transfer of the Limited Partner's Units, the Limited Partner will be penalized $50 per failure.

Generally, no gain or loss is recognized on the gift of property. However, a gift of a Limited Partner's Units may be treated as a part sale to the extent of the Limited Partner's share of the Partnership's nonrecourse liabilities. The Limited Partner may be required to recognize gain in an amount equal to the difference between the Limited Partner's share of the Partnership's nonrecourse debt and, in the case of a charitable contribution, the portion of the Limited Partner's basis in the Limited Partner's Units allocable to the deemed sale transaction. In the case of a non-charitable gift, the amount of the Limited Partner's share of the Partnership's nonrecourse debt is offset by the Limited Partner's entire basis in the Limited Partner's Units. Charitable contribution deductions for the fair market value of the Limited Partner's Units will be reduced by the amounts involved in the partial sale and, in any event, may be subject to reduction in certain cases by the amount of gain which would be taxed as ordinary income on a sale of the Units.

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KUNZMAN & BOLLINGER, INC.

LEAF Financial Corporation
December 15, 2004
Page 14

The Limited Partner's ability to sell or otherwise transfer their Units will be limited for the reasons described in the "Risk Factors - Your ability to dispose of your investment in us will be limited" section of the Prospectus.

TREATMENT OF CASH DISTRIBUTIONS ON REDEMPTION. The Partnership's Redemption of all or a portion of a Limited Partner's Units will be treated under the Code as a sale or exchange of the Limited Partner's Units which might result in taxable income to the Limited Partner. The amount a Limited Partner realizes in a Redemption will equal the amount of the cash the Limited Partner receives plus the Limited Partner's share of the Partnership's nonrecourse liabilities, even though the Limited Partner will receive no cash with respect to the Limited Partner's share of the Partnership's nonrecourse liabilities. At the same time, the Limited Partner will be treated as if the Limited Partner had received all, or a portion, of the cash Redemption payment in exchange for the Limited Partner's share of the Partnership's Section 751 assets. See "- Sale or Other Disposition of Units," above. If that portion of the distribution exceeds the Limited Partner's share of the adjusted basis of the Partnership's Section 751 assets, the Limited Partner must recognize the excess as ordinary income. The remainder of the distribution, if any, will be treated in the same manner as other non-liquidating distributions. For example, the Limited Partner will recognize income only to the extent that the cash distributions exceed the Limited Partner's adjusted basis in the Limited Partner's Units.

The Partnership expects that funds used to Redeem its Units will come from its Cash Flow. Therefore, while any Redemption of Units will decrease the total number of Units outstanding, and thereby proportionally increase each remaining Partner's share of the Partnership's Income, gain, Loss, deductions and nonrecourse liabilities, it also may reduce the total amount of cash which is available for distribution to all partners or for investment or reinvestment.

CONSEQUENCE OF NO SECTION 754 ELECTION. Section 754 of the Code permits a partnership to elect to adjust the basis of partnership property on the transfer of an interest in a partnership by sale or exchange or on the death of a partner, and on the distribution of property by the partnership to a partner. The general effect of this election is that transferees of the partnership interests are treated, for the purpose of depreciation and gain, as though they had acquired a direct interest in the partnership assets and the partnership is treated for these purposes, on certain distributions to its partners, as though it had newly acquired an interest in the partnership assets and therefore acquired a new cost basis for the assets. The election, once made, may not be revoked without the consent of the IRS. In this regard, the General Partner has represented that due to the complexities and added expense of the tax accounting required to implement a Section 754 election to adjust the basis of the Partnership's property when Units are sold, taking into account the limitations on the sale of the Partnership's Units, the Partnership will not make the election. Even though the Partnership will not make the Section 754 election, the basis adjustment described above is mandatory with respect to the transferee Partner only, if at the time a Unit is transferred by sale or exchange, or on the death of a Partner, the Partnership's adjusted basis in its property exceeds the fair market value of the property by more than $250,000 immediately after the transfer of the Unit. Similarly, a basis adjustment is mandatory if a partnership distributes property in-kind to a partner, (which the Partnership will not do) and the sum of the partner's loss on the distribution and the basis increase to the distributed property is more than $250,000. I.R.C. ss.ss.734 and 743.

Accordingly, except in the special circumstances described above where the basis adjustment to Partnership property is mandatory, if the Partnership sells property after a Limited Partner's transfer of a Unit, taxable gain or Loss to the transferee of the Unit will be measured by the difference between the Limited Partner's share of the amount realized on the sale and his or her share of the Partnership's tax basis in the property (which, in the absence of a Section 754 election, will be unchanged by the transfer of the Unit), rather


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KUNZMAN & BOLLINGER, INC.

LEAF Financial Corporation
December 15, 2004
Page 15

than by the difference between his or her share of the amount realized on the sale and the portion of his or her purchase price for the Unit that was allocable to the property. As a consequence, the transferee will be subject to tax on a portion of the proceeds which, as to the transferee, may constitute a return of capital if the purchase price of his or her Unit exceeded his or her share of the adjusted basis for all of the Partnership's properties. As a result, a Limited Partner may have greater difficulty in selling his or her Units since the transferee will obtain no current tax benefits from the investment to the extent that the purchase price exceeds his or her allocable share of the Partnership's basis in its assets.

TAX TREATMENT OF THE PARTNERSHIP'S TERMINATION. If the Partnership terminates as a partnership, it must sell its assets, use the sales proceeds and its other funds to repay its liabilities, and distribute any remaining funds to its Partners. Sales and other dispositions of the Partnership's assets would have the tax consequences described in "- Sale or Other Disposition of Partnership Property," above. Cash distributions the Partnership makes at liquidation that exceed the tax basis of a Unit generally would be taxable as capital gain subject to recapture as described in "- Sale or Other Disposition of Units," above, provided the Units constitute capital assets in a Limited Partner's hands. Cash distributions in amounts less than a Limited Partner's basis may result in a loss, generally a capital loss, which would be subject to the general limitations on deducting losses and capital losses.

AUDIT BY THE IRS. The Partnership has not sought any rulings from the IRS with respect to any tax issues involving its intended operations as described in the Prospectus or the purchase, ownership, Redemption or sale of the Units by the Limited Partners. Instead, the Partnership intends to rely on this letter. See "- Limitations on Use of Tax Opinion," above. The IRS may audit the Partnership's federal information income tax returns and the IRS may not agree with some or all of the Partnership's tax positions. An audit of the Partnership's federal information income tax return may result in an increase in the Partnership's Income, the disallowance of deductions, and/or the reallocation of Income and deductions among the Partners. In addition, an audit of the Partnership's federal information income tax return may lead to an audit of the personal income tax returns of the Limited Partners, and could result in adjustments of items on their personal federal income tax returns that are unrelated to this investment, and/or additional federal income tax, penalties or interest liabilities to the Limited Partners.

Each Limited Partner must report his or her share of the Partnership's Income, Losses, gains, deductions, and credits on the Limited Partner's personal federal income tax return in a manner consistent with the Partnership's federal information income tax return, unless the Limited Partner files a statement with the IRS identifying the inconsistency or can prove that his or her return is in accordance with information the Partnership provided to the Limited Partner. Failure to comply with this requirement will subject a Limited Partner to penalties and may result in an extended time period for the IRS to challenge the Limited Partner's return.

Generally, the federal tax treatment of the Partnership's Income, gains, Losses, deductions and credits will be determined at the partnership level in a unified partnership proceeding, rather than at the partner level in separate proceedings with the Limited Partners. In any audit of the Partnership, the IRS will deal with the Partnership's "tax matters partner." The General Partner is the Partnership's tax matters partner. Only Limited Partners owning at least a 1% interest in the Partnership will be entitled to receive a separate notice from the IRS of any audit of the Partnership's federal information income tax return and the results of the audit. However, groups of Limited Partners who together own a 5% or greater interest may, by giving notice to the IRS, become a "notice group" and designate a member of their group to receive IRS notices. All Limited Partners have the right to participate in any audit of the Partnership at their own expense. The Partnership is required to keep the Limited Partners informed of any administrative and judicial proceedings involving the Partnership's tax matters. Also, the Partnership will keep the Limited Partners advised of any significant audit activities with respect to the Partnership's federal information income tax returns.

Any tax controversy could result in substantial legal and accounting expenses to the Partnership, even if the outcome is favorable. The General Partner will participate as the Partnership's tax matters partner and General Partner in all audits, examinations, hearings, actions and other proceedings by tax authorities relating to the Partnership, at the Partnership's expense. As the Partnership's


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KUNZMAN & BOLLINGER, INC.

LEAF Financial Corporation
December 15, 2004
Page 16

tax matters partner, the General Partner may enter into settlement agreements with the IRS that are binding on Limited Partners with less than a 1% ownership interest in the Partnership, except for Limited Partners who are members of a notice group or who have filed a statement with the IRS stating that the General Partner does not have authority to enter into settlement agreements that are binding on them. Limited Partners are entitled to have any favorable settlement agreement reached between the IRS and another Partner with respect to a partnership item applied to them.

ALTERNATIVE MINIMUM TAX. With limited exceptions, taxpayers must pay an alternative minimum tax if it exceeds the taxpayer's regular federal income tax for the year. I.R.C. ss.55. For noncorporate taxpayers, the alternative minimum tax is imposed on alternative minimum taxable income that is above an exemption amount. Alternative minimum taxable income generally is taxable income, plus or minus various adjustments, plus tax preference items. The tax rate for noncorporate taxpayers is 26% for the first $175,000, $87,500 for married individuals filing separately, of a taxpayer's alternative minimum taxable income in excess of the exemption amount; and additional alternative minimum taxable income is taxed at 28%. However, the regular tax rates on capital gains also will apply for purposes of the alternative minimum tax. Subject to the phase-out provisions summarized below, the exemption amounts for 2004 and 2005 are $58,000 for married individuals filing jointly and surviving spouses, $40,250 for single persons other than surviving spouses, and $29,000 for married individuals filing separately. For years beginning after 2005, these exemption amounts are scheduled to decrease to $45,000 for married individuals filing jointly and surviving spouses, $33,750 for single persons other than surviving spouses, and $22,500 for married individuals filing separately. The exemption amount for estates and trusts is $22,500 in 2004 and subsequent years.

The exemption amounts are phased out for taxpayers with high alternative minimum taxable income. The exemption amounts are reduced by 25% of alternative minimum taxable income in excess of:

         o $150,000, in the case of married individuals filing a joint return and surviving spouses - the $58,000 exemption amount is completely phased out when alternative minimum taxable income is $382,000 or more, and the $45,000 amount phases out completely at $330,000;

         o $112,500, in the case of unmarried individuals other than surviving spouses - the $40,250 exemption amount is completely phased out when alternative minimum taxable income is $273,500 or more, and the $33,750 amount phases out completely at $247,500; and

         o  $75,000, in the case of married individuals filing a separate return
            - the $29,000 exemption amount is completely phased out when alternative minimum taxable income is $191,000 or more and the $22,500 amount phases out completely at $165,000. In addition, in 2004 and 2005 the alternative minimum taxable income of married individuals filing separately is increased by the lesser of $29,000 ($22,500 after 2005) or 25% of the excess of the person's alternative minimum taxable income (determined without regard to this provision) over $191,000 ($165,000 after 2005).

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LEAF Financial Corporation
December 15, 2004
Page 17

Some of the principal adjustments to taxable income that are used to determine alternative minimum taxable income include those summarized below.

         o Depreciation deductions may not exceed deductions computed using the 150% declining balance method and, for property placed in service before January 1, 1999, an extended recovery period.

         o  Miscellaneous itemized deductions are not allowed.

         o Medical expenses are deductible only to the extent they exceed 10% of adjusted gross income.

         o State and local property taxes and income taxes (or, instead, at the taxpayer's election, in the 2004 and/or 2005 tax years, sales taxes) are not deductible.

         o  Interest deductions are restricted.

         o  The standard deduction and personal exemptions are not allowed.

         o  Only some types of operating losses are deductible.

         o Different rules under the Code apply to incentive stock options that may require earlier recognition of income.

The principal tax preference items that must be added to taxable income for alternative minimum tax purposes include:

         o  certain excess intangible drilling costs; and

         o  tax-exempt interest earned on certain private activity bonds.

The principal partnership items that may have an impact on the Partnership's Limited Partners' alternative minimum taxable income as a result of investing in the Partnership are depreciation deductions on the Partnership's Equipment, which generally will be computed using the 200% declining balance method rather than the 150% declining balance method used for alternative minimum tax purposes, and interest expense allocable to cash reserves.

The rules relating to the alternative minimum tax for corporations are different from those summarized above. All prospective Limited Partners contemplating purchasing Units in the Partnership are urged to seek advice from their own tax advisor(s) as to the likelihood of them incurring or increasing any alternative minimum tax liability because of an investment in the Partnership.


SELF-EMPLOYMENT INCOME AND TAX. A Limited Partner's share of the Partnership's Income will not be subject to self-employment tax.

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KUNZMAN & BOLLINGER, INC.

LEAF Financial Corporation
December 15, 2004
Page 18

PROFIT MOTIVE, IRS ANTI-ABUSE RULE AND JUDICIAL DOCTRINES LIMITATIONS ON DEDUCTIONS. Under ss.183 of the Code, a Limited Partner's ability to deduct his share of the Partnership's Losses could be lost if the Partnership lacks the appropriate profit motive as determined from an examination of all facts and circumstances at the time. Section 183 of the Code creates a presumption that an activity is engaged in for profit if, in any three of five consecutive taxable years, the gross income derived from the activity exceeds the deductions attributable to the activity. Thus, if the Partnership fails to show a profit in at least three out of five consecutive years this presumption will not be available and the possibility that the IRS could successfully challenge the Partnership Losses claimed by the Limited Partners would be substantially increased. The fact that the possibility of ultimately obtaining profits is uncertain, standing alone, does not appear to be sufficient grounds for the denial of losses under ss.183 of the Code. See Treas. Reg. ss.1.183-2(c), Example (5).

Also, if a principal purpose of a partnership is to reduce substantially its partners' federal income tax liability in a manner that is inconsistent with the intent of the partnership rules of the Code, based on all the facts and circumstances, the IRS is authorized under Treas. Reg. ss.1.701-2 to remedy the abuse. For illustration purposes, the following factors may indicate that a partnership is being used in a prohibited manner:

         o the partners' aggregate federal income tax liability is substantially less than had the partners owned the partnership's assets and conducted its activities directly;

         o the partners' aggregate federal income tax liability is substantially less than if purportedly separate transactions are treated as steps in a single transaction;

         o one or more partners are needed to achieve the claimed tax results and have a nominal interest in the partnership or are substantially protected against risk;

         o  substantially all of the partners are related to each other;

         o income or gain are allocated to partners who are not expected to have any federal income tax liability;

         o the benefits and burdens of ownership of property nominally contributed to the partnership are retained in substantial part by the contributing party; and

         o the benefits and burdens of ownership of a partnership property are in substantial part shifted to the distributee partners before or after the property is actually distributed to the distributee partners.

We have also considered the possible application to the Partnership and its intended activities of potentially relevant judicial doctrines, including those summarized below.

         o Step Transactions. This doctrine provides that where a series of transactions would give one tax result if viewed independently, but a different tax result if viewed together, then the IRS may combine the separate transactions.

         o Business Purpose. This doctrine involves a determination of whether the taxpayer has a business purpose, other than tax avoidance, for engaging in the transaction, i.e. a "profit objective."

         o Economic Substance. This doctrine requires a determination of whether, from an objective viewpoint, a transaction is likely to produce economic benefits in addition to tax benefits. This test is met if there is a realistic potential for profit when the investment is made, in accordance with the standards applicable to the relevant industry, so that a reasonable businessman, using those standards, would make the investment.


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LEAF Financial Corporation
December 15, 2004
Page 19

         o Substance Over Form. This doctrine holds that the substance of the transaction, rather than the form in which it is cast, governs. It applies where the taxpayer seeks to characterize a transaction as one thing, rather than another thing which has different tax results. Under this doctrine, the transaction must have practical economic benefits other than the creation of income tax losses.

         o Sham Transactions. Under this doctrine, a transaction lacking economic substance may be ignored for tax purposes. Economic substance requires that there be business realities and tax-independent considerations, rather than just tax-avoidance features, i.e. the transaction must have a reasonable and objective possibility of providing a profit aside from tax benefits. Shams include, for example, transactions entered into solely to reduce taxes, which is not a profit motive because there is no intent to produce taxable income.

In our opinion the Partnership will possess the requisite profit motive under ss.183 of the Code, and the IRS anti-abuse rule in Treas. Reg. ss.1.701-2 and the potentially relevant judicial doctrines summarized above will not have a material adverse effect on the tax consequences of an investment in the Partnership by a typical Limited Partner as described in our opinions. These opinions also are based in part on:

         o the General Partner's representation that the Partnership's principal purpose is to conduct its business as described in the Prospectus on a profitable basis, apart from tax benefits (also, one of the Partnership's principal investment objectives is to generate regular cash distributions to its Limited Partners throughout its Reinvestment Period and the Partnership intends to structure its Investments in a manner which it determines will return its invested capital and an appropriate return on its Investments as discussed in the "Investment Objectives and Strategies" section of the Prospectus); and

         o on the abilities and experience of the General Partner's management (see the "Management" section of the Prospectus and Appendix B to the Prospectus) and the description of the Partnership and its intended activities in the Prospectus, including its business plan as described in the "Investment Objectives and Strategies" section of the Prospectus.

INTEREST AND PENALTIES. Taxpayers must pay interest on underpayments of federal income taxes and the Code contains various penalties, including a penalty equal to 20% of the amount of a substantial understatement of federal income tax liability. An understatement occurs if the correct income tax, as finally determined, exceeds the income tax liability actually shown on the taxpayer's tax return. An understatement on a tax return is substantial if it exceeds the greater of 10% of the correct tax, or $5,000 (or, in the case of a corporation (other than an S corporation or a personal holding company), the lesser of: (i) 10% of the tax required to be shown on the return for the tax year (or, if greater, $10,000); or (ii) $10 million). I.R.C. ss.6662. A taxpayer may avoid this penalty if the understatement was not attributable to a "tax shelter," and there was substantial authority for the taxpayer's tax treatment of the item that caused the understatement, or if the relevant facts were adequately disclosed on the taxpayer's tax return and the taxpayer had a reasonable basis for the tax treatment of that item. In the case of an understatement that is attributable to a "tax shelter," however, which may include the Partnership for this purpose, the penalty may be avoided only if there was reasonable cause for the underpayment and the taxpayer acted in good faith, or there is or was substantial authority for the taxpayer's treatment of the item, and the taxpayer reasonably believed that his or her treatment of the item on the tax return was more likely than not the proper treatment.

For purposes of this penalty, the term "tax shelter" includes a partnership if a "significant" purpose of the partnership is the avoidance or evasion of federal income tax. In this regard, the Partnership anticipates incurring tax Losses during at least its early years. Before being amended in 1997, a partnership was defined as a tax shelter for purposes of ss.6662 of the Code if its "principal" purpose, rather than a "significant" purpose as the Code currently provides, was to avoid or evade federal income tax. Treas. Reg. ss.1.6662-4(g)(2)(ii), which has not been updated to reflect the amendment to ss.6662 discussed above, states:

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KUNZMAN & BOLLINGER, INC.

LEAF Financial Corporation
December 15, 2004
Page 20

         "The principal purpose of an entity, plan or arrangement is not to avoid or evade Federal income tax if the entity, plan or arrangement has as its purpose the claiming of exclusions from income, accelerated deductions or other tax benefits in a manner consistent with the statute and Congressional purpose...."

As noted above, the 1997 amendment to ss.6662 of the Code changed the "principal" purpose to a "significant" purpose in the definition of a tax shelter for purposes of ss.6662. In our view, this amendment changed only the degree of the taxpayer's purpose (i.e. previously a principal purpose that exceeds any other purpose, as compared with the current requirement of only a significant purpose, which is one of two or more significant purposes). Accordingly, it would appear that the Partnership should not be treated as a "tax shelter" for purposes of ss.6662 of the Code if it incurs tax losses in some of its taxable years as a result of conducting its business activities in accordance with standard commercial business practices as described in the Prospectus, and properly claims tax benefits under the Code, such as, for example, ordinary, reasonable and necessary business expenses under ss.162 of the Code and accelerated depreciation on Equipment subject to its Operating Leases under ss.168 of the Code. On the other hand, if the Partnership's tax treatment of its intended activities were to actually result in a substantial understatement of the correct amount of federal income taxes on its Limited Partners' personal federal income tax returns, it seems to us that the IRS could argue, based on the facts and circumstances at that time, that the Partnership claimed the tax benefits for the purpose of avoiding federal income taxes and should, therefore, be treated as a tax shelter for purposes of this penalty. Due to the many inherently factual determinations involved, we are unable to express an opinion on this issue.

In addition, under ss.6662A of the Code there is a 20% penalty for reportable transaction understatements for any tax year. If the disclosure rules for reportable transactions are not met, then this penalty is increased from 20% to 30%, and the "reasonable cause" exception to the penalty, which is discussed below, will not be available. A reportable transaction understatement generally is the amount of the increase (if any) in taxable income resulting from the proper tax treatment of a tax item instead of the taxpayer's treatment of the tax item on the taxpayer's tax return, multiplied by the highest noncorporate income tax rate (or corporate income tax rate, in the case of a corporation). A tax item is subject to these rules if it is attributable to:

         o  any listed transaction; and

         o any reportable transaction (other than a listed transaction) if a significant purpose of the transaction is federal income tax avoidance or evasion.

Under Treas. Reg. ss.1.6011-4, there are six categories of reportable transactions, which are summarized below. The fact that a transaction is a reportable transaction, however, does not, of itself, mean that the taxpayer's tax treatment of the transaction is improper.

         (1) A listed transaction is the same as, or substantially similar to, a transaction that the IRS has publicly determined is a tax avoidance transaction. Because the determination of what transactions are listed transactions is in the sole discretion of the IRS, there is always a possibility that the IRS could determine in the future that Equipment leasing programs such as the Partnership should be listed transactions.

         (2) A confidential transaction includes an investment in which the investors' rights to disclose the tax treatment or tax structure of the investment are limited in order to protect the confidentiality of the tax strategies of the investment, and the person offering the investment is paid a fee of $50,000 or more by the investors for his or her tax services or strategies. The Partnership is not a confidential transaction, because it has no limitations on the disclosure of its tax treatment or tax structure.

         (3) A transaction with contractual protection generally is a transaction in which an investor has the right to a refund of fees if all or part of the intended tax consequences from the transaction are not sustained, or for which fees are contingent on the investor's realization of tax benefits from the transaction. In this regard, the Partnership is not a transaction with contractual protection, because the Partnership does not provide any contractual protection to its Limited Partners against the possibility that part or all of the intended tax consequences of an investment in the Partnership by a Limited Partner will be


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KUNZMAN & BOLLINGER, INC.

LEAF Financial Corporation
December 15, 2004
Page 21

             disallowed by the IRS. For example, the Partnership provides no insurance, tax indemnity or similar agreement for the tax treatment of a Limited Partner's investment, and a Limited Partner has no right to rescind his or her investment in the Partnership or to receive a refund of any of the Limited Partner's investment in the Partnership or any fees paid by the Partnership to the General Partner, its Affiliates or independent third-parties. None of these fees or payments is contingent on whether the intended tax consequences of the Partnership are ultimately sustained.

         (4) A loss transaction, subject to certain exceptions, includes any investment resulting in a partnership or any non-corporate partner claiming a loss under ss.165 of the Code of at least $2 million in any single taxable year or $4 million in aggregate ss.165 losses in the taxable year that the investment is entered into and the five succeeding taxable years combined. For this purpose, a ss.165 loss includes an amount deductible under a provision of the Code that treats a transaction as a sale or other disposition, or otherwise results in a deduction under ss.165. A ss.165 loss includes, for example, a loss resulting from a sale or exchange of a partnership interest. The amount of a ss.165 loss is adjusted for any salvage value and for any insurance or other compensation received. However, a ss.165 loss for this purpose does not take into account offsetting gains, or other income limitations. In this regard, the Partnership anticipates incurring tax Losses during at least its early years due primarily to the amount of borrowing it intends to incur as described in the "Investment Objectives and Strategies - Borrowing" section of the Prospectus, which increases its tax deductions for interest expense and depreciation.

             Depending primarily on the amount the Partnership has available for its Investments in Leases and Secured Loans, including its borrowings, the types of Equipment Investments and dispositions it makes and the tax results of its operations during the first six to seven years of its term, it is possible that the Partnership could realize a ss.165 loss, or aggregate ss.165 losses, which would meet the dollar amount thresholds described above.

         (5) A transaction has a significant book-tax difference is a transaction if the amount for tax purposes of any item or items of income, gain, expense, or loss from the investment differs by more than $10 million on a gross basis from the amount of the item or items for book purposes in any taxable year. This provision does not apply to Limited Partners in the Partnership who are natural persons, but does apply to taxpayers that are reporting companies under the Securities Exchange Act of 1934 which may include the Partnership. In this regard, IRS Revenue Procedure 2003-25 provides, among other things, that book-tax differences arising from differences in depreciation methods, useful lives, recovery periods, conventions, etc., are not taken into account in determining whether a transaction has a significant book-tax difference. Thus, the General Partner has represented that it does not anticipate that the Partnership will have a significant book-tax difference for this purpose in any of its taxable years.

         (6) A transaction involving a brief asset holding period is any investment resulting in an investor claiming a tax credit exceeding $250,000 if the underlying asset giving rise to the credit is held by the taxpayer for 45 days or less. Under current tax laws this type of reportable transaction will not include the Partnership, because it will not claim any tax credits.

The reportable transaction understatement penalty is not imposed if the taxpayer shows that there was a reasonable cause for the understatement and that the taxpayer acted in good faith. This exception generally does not apply to any reportable transaction understatement unless:

         o  the tax treatment of the item is adequately disclosed to the IRS;

         o  there is or was substantial authority for the tax treatment; and

         o the taxpayer reasonably believed that its tax treatment was more likely than not the proper treatment.
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KUNZMAN & BOLLINGER, INC.

LEAF Financial Corporation
December 15, 2004
Page 22

Under ss.6664(d)(3)(B)(ii) of the Code, our tax opinion cannot be relied on by the Limited Partners to establish their "reasonable belief" for purposes of this exception to the penalty, because we have been compensated directly by the General Partner for providing this tax opinion letter and helping organize and document the offering. Therefore, if the situation ever arises, the Partnership's Limited Partners must establish their "reasonable belief" for this purpose by some means other than this tax opinion letter. See " - Limitations on the Use of Tax Opinion," above.

Also, the Partnership must file an information return or disclosure statement with its federal information income tax return for the taxable year, if any, in which it determines it is a reportable transaction, and in each taxable year thereafter in which it participates in a reportable transaction. No filing by the Limited Partners would be required unless a Limited Partner's allocable share of the Partnership's ss.165 losses separately met the dollar amount thresholds described above or the Partnership is a reportable transaction under one of the other types of reportable transactions. Also, in the first year of filing, a copy must also be sent to the IRS's Office of Tax Shelter Analysis. Again, however, merely disclosing a reportable transaction to the IRS when required to do so (or as a precautionary measure, in the General Partner's discretion, if the filing requirement is not clear) has no effect on the legal determination of whether any claimed tax position is proper or improper. For failing to disclose a reportable transaction on Form 8886, whether the transaction ultimately results in an understatement of tax or not, the penalty is $10,000 for a natural person ($50,000 in any other case). These amounts generally are increased to $100,000 and $200,000 respectively for listed transactions.

Also, under ss.7525 of the Code, written communications with respect to tax shelters are not subject to the confidentiality provision that otherwise applies to communications between a taxpayer and a federally authorized tax practitioner, such as a certified public accountant. "Tax shelter" for purposes of this rule, includes a partnership if it has a significant purpose of avoiding or evading income tax. In this regard, see the discussion of the substantial understatement of income tax penalty above.

In addition, under ss.ss.6111 and 6112 of the Code, each material advisor (which may include the General Partner) with respect to a reportable transaction (which may include the Partnership as discussed above) must file a return with the IRS which identifies the transaction and describes the potential tax benefits, and maintain a list that identifies each person with respect to whom the advisor acted as a material advisor for the reportable transaction (which may include the Limited Partners) and contains any other information concerning the transaction as may be required by the IRS. The penalty under ss.6707 for failing to file the return generally is $50,000, but for a listed transaction it is generally the greater of $200,000 or 50% (75% if the failure was intentional) of the material advisor's gross income from the transaction. The penalty under ss.6708 of the Code for failing to maintain the required list and make the list available on written request by the IRS within 20 business days is $10,000 per day. Generally, a material advisor is a person who provides any material aid in organizing, managing or selling a reportable transaction and who derives gross income for his services of $50,000 or more with respect to a reportable transaction in which substantially all of the tax benefits go to natural persons.

STATE AND LOCAL TAXATION. A Limited Partner's share of the Partnership's taxable Income or Loss generally must be included in determining reportable income for state or local tax purposes in the jurisdiction where the Limited Partner resides. In addition, other states in which the Partnership does business may require the Limited Partners to file state income tax returns and may impose taxes on a Limited Partner's pro rata share of the Partnership's Income derived from that state. Any tax Losses generated by the Partnership's operations in one state may not be available to offset Income from the Partnership's operations in other states. To the extent that a Limited Partner pays tax to a state by virtue of the Partnership's operations within that state, he or she may be entitled to a deduction or credit against tax owed to his or her state of residence with respect to the same income. Payment of state and local taxes will constitute a deduction for federal regular income tax purposes if a Limited Partner itemizes his or her deductions, but not for alternative minimum tax purposes. See "- Alternative Minimum Tax," above.

A Limited Partner's personal federal, state and local income tax returns are the responsibility of the Limited Partner. Prospective Limited partners are urged to seek advice based on their individual circumstances from their own tax advisor(s) to determine the effect state and local taxes, including gift and death taxes as well as income taxes, may have on them in connection with this investment.

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KUNZMAN & BOLLINGER, INC.

LEAF Financial Corporation
December 15, 2004
Page 23

CHANGES IN THE LAW. A Limited Partner's investment in the Partnership may be affected by changes in the tax laws. For example, in 2003 the top four federal income tax brackets for individuals were reduced through December 31, 2010, including reducing the top bracket to 35% from 38.6%. The lower federal income tax rates will reduce to some degree the amount of taxes a Limited Partner can save by virtue of the Limited Partner's share of the Partnership's Losses in any taxable year. On the other hand, the lower federal income tax rates also will reduce the amount of federal income tax liability incurred by a Limited Partner on the Limited Partner's share of the Partnership's net Income in any taxable year. However, the federal income tax brackets discussed above may be changed again before 2011. Prospective Limited Partners are urged to seek advice based on their individual circumstances from their own tax advisor(s) with respect to the impact of recent legislation on an investment in the Partnership and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in the Partnership.

FEDERAL TAX TREATMENT OF FOREIGN INVESTORS. The Partnership's Income generally will be subject to U.S. taxation in the hands of foreign investors, and foreign investors may be required to file a U.S. federal income tax return to report their distributive shares of the Partnership's Income, gains, Losses, and deductions. Additionally, the Partnership is required to withhold tax on each foreign investor's share of the Partnership's Income, whether or not any cash distributions are made. The Partnership will deduct any amount required to be withheld from distributions otherwise payable to the foreign investor, and the foreign investor will be liable to repay the Partnership for any withholdings in excess of the distributions to which he or she is otherwise entitled.

Foreign investors are urged to seek advice based on their individual circumstances from their own tax advisor(s) regarding the applicability of these rules and the other tax consequences of an investment in the Partnership.

FEDERAL TAXATION OF EMPLOYEE BENEFIT PLANS AND OTHER TAX-EXEMPT ORGANIZATIONS. Employee benefit plans, such as qualified pension and profit sharing plans, Keogh plans and IRAs, generally are exempt from federal income tax, except that any unrelated business taxable income ("UBTI") that exceeds $1,000 in any taxable year is subject to an unrelated business income tax. Other charitable and tax-exempt organizations are also subject to tax on UBTI. If a tax-exempt entity purchases Units, its share of the Partnership's Income will be UBTI. In addition, if a charitable remainder trust has any UBTI, then all of its otherwise non-taxable income will be subject to tax.

Tax-exempt entities contemplating the purchase of Units are urged to seek advice based on their individual circumstances from their own tax advisor(s) regarding the tax consequences to them of investing in the Partnership, including the likelihood of their incurring or increasing any UBTI.

We consent to the use of this letter as an exhibit to the Registration Statement, and all amendments to the Registration Statement, and to all references to this firm in the Prospectus. This consent is not a concession that we are an "expert" for purposes of the Securities Act of 1933.

                                                 Very truly yours,

                                                 /s/ Kunzman & Bollinger, Inc.
                                                 -----------------------------
                                                 KUNZMAN & BOLLINGER, INC.